Exhibit 8.1
Subsidiaries of the Registrant*

Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation

Celestica LLC, a Delaware, U.S. limited liability company

Celestica (Thailand) Limited, a Thailand corporation

Celestica (USA) Inc., a Delaware, U.S. corporation

2480333 Ontario Inc., an Ontario, Canada corporation

Celestica Holdings Pte Limited, a Singapore corporation

PCI Private Limited, a Singapore corporation

Celestica Electronics (M.) Sdn. Bhd., a Malaysia corporation

Celestica Hong Kong Limited, a Hong Kong corporation

* Subsidiaries that, in aggregate, would not be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, have been omitted.